UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2018

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	000-38140	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 28, 2018, a wholly owned subsidiary of Cision Ltd. (the “Company”), Canyon Valor Companies, Inc., the borrower, entered into an incremental facility amendment (the “Incremental Amendment”) to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto dated as of June 16, 2016, as amended (the “Credit Agreement”). As a result of the Incremental Amendment, available borrowings under the revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) was increased from $75.0 million to $100.0 million. Borrowings under the Revolving Credit Facility bear interest at an interest rate of LIBOR plus 2.75% for dollar borrowings and EURIBOR plus 3.0% for Euro borrowings, and the Revolving Credit Facility matures on June 16, 2021.

The foregoing description of the Incremental Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Incremental Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On January 3, 2019, the Company and certain of its wholly owned subsidiaries (collectively, the “Buyers”) entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which the Buyers acquired all of the outstanding capital stock (the “Acquisition”) of Falcon.io ApS, a Danish limited liability company (“Target”). Consideration for the acquisition was comprised of (i) cash consideration of approximately $63.3 million and (ii) an aggregate of 5.3 million ordinary shares of the Company, par value $0.0001 per share (the “Shares”), which were issued to the equityholders of Target. The cash portion of the consideration was funded with a combination of cash on hand and borrowings under the Revolving Credit Facility. The Company drew approximately $40.0 million of dollar borrowings under its Revolving Credit Facility in connection with the closing of the Acquisition.

Item 3.02 Unregistered Sales of Equity Securities.

The description set forth under Item 2.03 of this Current Report on Form 8-K related to the issuance of Shares in connection with the Acquisition is incorporated into this Item 3.02 by reference.

The issuance of the Shares under the Purchase Agreement will be made in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and the regulations promulgated thereunder and pursuant to Regulation S promulgated thereunder. The Company will rely on these exemptions from registration based in part on representations made by Target and its equityholders. No underwriters were involved in the issuance of the Shares.

Item 7.01 Regulation FD Disclosure.

On January 3, 2019, the Company issued a press release announcing the signing of the Purchase Agreement and the completion of the Acquisition of Falcon.io ApS, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference. Falcon.io ApS had revenues of approximately $27 million for the twelve months ended December 31, 2018.

The information set forth in this Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 is being furnished hereby and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings. The inclusion of this information in Item 7.01 shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Forward-Looking Statements

The Company cautions you that statements included in this current report on Form 8-K that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the benefits of the Acquisition. The risks and uncertainties relating to the Company are contained in its periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Incremental Facility Amendment dated December 28, 2018
99.1	Press Release dated January 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2019

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer